Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:00 PM ET, August 17, 2012

eOn Communications Receives NASDAQ Letter

CORINTH, MS (August 17, 2012) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today announced that on August 15, 2012 it received a Nasdaq Deficiency Letter from the Nasdaq Stock Market. The letter states that for the last 30 consecutive business days, the closing bid price per share of the Company’s common stock has been below the $1.00 minimum share requirement for continued listing as set forth in Nasdaq Marketplace Rule 5550(a)(2). According to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until February 12, 2013, to regain compliance.

The Nasdaq letter has no effect on the listing of the Company’s common stock at this time. If at anytime before February 12, 2013, the bid price of the Company’s common stock closes at $1.00 per share or more for ten consecutive business days Nasdaq will recognize that the Company has regained compliance with the Rule and the Company’s common stock will remain listed on the Nasdaq Stock Exchange.

If the Company does not regain compliance, the Company may be eligible for additional time to comply. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period., by effecting a reverse stock split, if necessary. If the Company meets these requirements, Nasdaq will inform the Company that it has been granted an additional 180 calendar days to comply. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq staff will provide notice that the Company’s securities will be subject to delisting.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company's results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation's most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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